Exhibit 10.5

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE FORM

In consideration of the agreement of CSX Corporation, its subsidiaries and affiliates, including CSX Transportation, Inc. (collectively the ''Company" or "CSX"), to pay me the monetary amounts and other benefits described in Paragraph 6 below in accordance with the provisions of the CSX Corporation Executive Severance Plan, as amended and restated as of July 11, 2023 (the "Plan"):

1.Subject to my right to revoke this Employment Separation Agreement and Release Form ("'Agreement") as provided in this Agreement, I understand and agree that my employment relationship with the Company will cease and terminate on August 4, 2023. Effective as of August 4, 2023, I hereby relinquish forever any seniority rights I may have under any labor agreement with the Company or its subsidiaries and affiliates, including Consolidated Rail Corporation, and I agree that upon the termination of my employment relationship with the Company, my compensation and other employment terms, conditions and benefits will be as set forth in Paragraph 6, below. I also hereby resign effective as of my termination date from all elected, appointed or other positions held within the Company.

2.(a) In consideration of the Company's obligations under this Agreement and for other valuable consideration, subject to the limitations set out in subpart (b) of this Paragraph 2, I unconditionally and irrevocably release the Company, and all of its past and present officers, directors, employees, agents, representatives, assigns, attorneys, insurers, subsidiaries, affiliates, predecessors, benefit plans, the benefit plans' sponsors, fiduciaries, administrators, affiliates and agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Paragraph (hereinafter the "Released Parties") from any and all known or unknown claims, charges, promises, actions, or similar rights that I presently may have ("Claims"), including but not limited to, those relating in any way to my employment, or to my separation from employment with the Company as described in Paragraph 1 above, except for the payment(s) and benefits described in Paragraph 6. This includes a release of any rights or claims, if any, that I may have under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973, which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA); the Family and Medical Leave Act; Executive Order 11246; the Genetic Information Nondiscrimination Act; the Federal Employers' Liability Act; the Sarbanes-Oxley Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any rights or claims I may have under the Worker Adjustment and Retraining Notification Act, its equivalent under state law, or any similar law that requires, among other things, that advance notice be given of certain workforce reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied; termination of employment in violation of any public policy; any other tort or contract claim; any claim for labor protection, whether under conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers' compensation law or any other claim for personal injury; and any other claim for relief of any nature.

(b)This Agreement does not prohibit the following rights or claims: (1) claims that first arise after I sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) my right to file a charge or complaint with the EEOC, U.S. Department of Labor or similar federal or state agency, or my ability to participate in any investigation or proceeding conducted by such agency, except I agree and understand that I will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with any claims that are purportedly released by this Agreement; (3) claims for indemnification and/or claims for coverage under the Company's directors & officers liability insurance policy, in accordance with the terms of the policy; and (4) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, I expressly agree that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released claims. Nothing in this Agreement or otherwise is intended to prohibit or interfere with my right to participate as a complainant or witness in a governmental agency investigation (including any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement requires me to waive any monetary award or other payment that I might become entitled to from the SEC or any other any other federal state or local governmental agency or commission or self-regulatory organization. Further, nothing in this Agreement precludes me from filing a charge of discrimination with the EEOC or a like charge or complaint with a state or local fair employment practice agency. I am waiving, however, my right to any monetary recovery or relief should the EEOC, U.S. Department of Labor or similar federal or state agency pursue any claims on my behalf that are purportedly released by this Agreement. For the avoidance of doubt, nothing herein prevents me from receiving any whistleblower award. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.
(c)By signing this Agreement, I understand that as part of the Agreement above, I voluntarily and knowingly waive any and all of my rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date I sign the Agreement. However, I am not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date I sign this Agreement.

3.I understand that the Company, in its sole discretion, retains the right at any time for any reason to amend, terminate or charge for welfare benefit plans, including without limitation medical benefits, and that any such benefits to which I am now entitled or to which I may become entitled in the future are subject to such right.

4.I understand that I am releasing Claims that I may not know about, and that is my knowing and voluntary intent. I expressly waive all rights I might have under any law that is intended to prevent unknown claims from being released. I understand the significance of doing so.

5.(a) Pursuit of Released Claims. I agree to withdraw all lawsuits, if any, against any Released Party, and I represent that I will not file any lawsuit against any Released Party based on the claims released under this Agreement. I promise not to seek any damages, remedies or other relief for myself personally with respect to any claim purportedly released by this Agreement. However, I understand that nothing contained in this Paragraph 5 precludes me from challenging the validity of this Agreement under the ADEA, and this Paragraph 5 shall not apply to ADEA claims to the extent, if any, prohibited by applicable law.

(b)Consequences of Violating Promises. I agree to pay the reasonable attorneys' fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against any Released Party based on the claims released under this Agreement.

6.(a) Severance Payment. I understand that I will receive severance pay that is above and beyond any remuneration for the performance of services, benefit plan payments or any other amounts to which I am otherwise entitled and which is in lieu of any payments under any other severance pay plan of the Company. Severance pay will be in an amount calculated pursuant to the Plan equal to the sum of (i) one (1) times my current base salary and (ii) one (1) times my current target bonus under the CSX Management Incentive Compensation Plan in effect for 2023 (the "2023 MICP"), in each case as set forth on the ·'Individual Statement of Executive Severance Payments" attached and incorporated as "Exhibit 1" to this Agreement. I have reviewed Exhibit 1 carefully, and I attest that it accurately states my current salary and current target bonus under the 2023 MICP. I understand that I will receive this severance pay in the form of monthly installment payments for a period of 12 months on or about the first of each month beginning the first day of the month following the date this Agreement becomes effective under Paragraph 17.

I understand that the Company will withhold appropriate amounts for federal, state and local income and employment taxes and all other legally required withholdings. I further understand that throughout the period of time during which I receive severance pay in monthly payments, I will remain eligible to continue to participate in medical and dental benefits to the extent and for the duration provided under the Plan. Except as otherwise expressly provided in the Plan, I understand that I will not be eligible: 1) to receive any further contributions under the CSX Corporation 401(k) Plan, (''CSXtra''); 2) to accrue any additional benefits under the CSX Pension Plan; 3) to receive dependent care reimbursement benefits; 4) to participate in the Disability Plan; 5) to participate in the Travel Accident Plan or Basic Life Insurance Plan; 6) to accrue sick leave or vacation days; or 7) to receive any form of incentive compensation.

(b)Outplacement. I understand that I shall be eligible for outplacement services for one (1) year following my termination date through an organization designated by the Company, provided that I initiate these outplacement services within six (6) months after my termination date.

(c)Bonus. I understand that I will be eligible for a prorated bonus under the 2023 MICP, based on the number of days in 2023 through my termination date and the amount of the bonus that is earned and paid based on the actual achievement of the performance criteria applicable to the 2023 MICP following the end of the 2023 performance year, paid in a lump sum at the time bonuses are normally paid under the 2023 MICP.

(d)Long Term Incentives. For the 2021 - 2023, 2022 - 2024 and 2023 - 2025 Long Term Incentive Plans (LTIPs), any outstanding awards that I hold as of my termination date will be treated in accordance with the terms of such plans and the applicable award agreements under which such awards were granted; provided that, notwithstanding the terms of the applicable award agreements to the contrary, each outstanding award will vest on a pro-rata basis, and the pro-rata portion of each such award that vests will settle or become exercisable (as applicable) on the original schedule as set forth in such award agreement that would have applied had I remained employed through the next applicable vesting date (and in the case of performance-based awards subject to the satisfaction of the applicable performance conditions at the end of the performance period). Further, notwithstanding anything to the contrary in the applicable award agreements an ofmy Stock Options that are vested as of my termination date (including those that vest on a pro rated basis pursuant to this Section 6(d)) will remain exercisable through the original expiration date of such Stock Options as set forth in the applicable award agreement (which, for the avoidance of doubt, is no later than ten (10) years from the applicable grant date).

(e)Financial Planning Assistance. I understand that I will receive financial and tax planning assistance for one (1) year following my termination date through organizations designated by the Company.

7.The parties mutually agree to conduct themselves with a spirit of harmony and mutual cooperation. Notwithstanding my separation, I agree that to the extent required by the Company at any time in the future, I will reasonably cooperate and provide information and assistance to the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company of which I have knowledge or involvement as a result of my employment with the Company, including providing whatever information I have available to the Company, their attorneys, agents or contractors, as well as meeting with the Company's officials, attorneys, agents or contractors, if reasonably requested to do so. I acknowledge that the demands of such proceedings are not necessarily within the control of the Company and expressly agree and understand that at the Company's request and notwithstanding any other provision of this Agreement, I will make myself available for meetings on reasonable terms as such meetings may be necessary to effectuate the business of the Company and/or to provide for the defense or representation of the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company. During any such activity, I will be reimbursed for reasonable and customary expenses in accordance with the Company's Travel and Expense Reimbursement policies and procedures. I will advise the Company immediately in writing of any contacts from third parties to me in connection with such proceedings.

8.Further, subject to Section 2(b), I agree to refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning the Company or their respective officers, directors, operations, services or employees. The Company agrees that its executive officers and directors will refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning me. Notwithstanding the above, the parties understand that nothing herein shall be construed to prevent or restrict either party from responding truthfully to questions or requests as part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement.

9.For the avoidance of doubt, I understand that nothing in this Agreement, including Paragraph 2(b), Paragraph 7 (Cooperation), Paragraph 8 (Non-Disparagement) or Paragraph 11 (Confidential Information), shall prevent me from making truthful statements in connection with any sworn testimony or agency investigation or shall restrict me from initiating communications directly with, responding to an inquiry from, or providing testimony before any self-regulatory organization or any federal or state regulatory authority, including the United States Securities and Exchange Commission ("SEC"). Nor shall anything in this Agreement interfere with my right to receive a monetary award from the SEC pursuant to the SEC's whistleblower bounty program, or directly from any other federal or state agency pursuant to a similar whistleblower program.

10.I agree that I waive any right to reemployment with the Company. I understand and agree that if I reapply for employment with the Company, my application may be subject to rejection and that this Agreement is valid legal grounds for rejecting my application. Notwithstanding the above, I acknowledge and agree that in the event that I apply for, am offered a position and accept and the Company does not exercise its right to reject my application under this Paragraph 10, or if I am reinstated with the Company, I may be obligated to repay to the Company a portion of the severance pay that I receive in accordance with this Agreement and under the Plan, and I accept that obligation as a condition of this Agreement. In any case, if I accept a position or if I am reinstated during the period that I am receiving severance pay under this Agreement, I understand and agree that I will not be eligible to receive continued severance pay, effective upon the date of my acceptance of a position or upon my reinstatement.

11.Confidential Information. I understand that during my employment, I have learned trade secrets and other information confidential to the Company and that the Company would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Paragraph, "Confidential Information" means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with my employment with the Company and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, I will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for my own purposes.

Further, I understand and agree that the Confidentiality, Non-Solicitation, and Non-Competition Agreement that I entered into with the Company is reasonable and is incorporated into this Agreement as one of my continuing obligations under this Agreement. I understand that a copy is attached to this Agreement. I further acknowledge that during the course of my employment I may have become aware of communications or documents protected by the attorney client privilege or the work product doctrine, and that I am not entitled to waive such privilege or to disclose such information or communications to others, except as required by law and subject to conditions set forth herein.

Subject to subpart (b) of Paragraph 2, I agree not to disclose to third persons such protected documents or Confidential Information without the prior consent of the Company, whether for compensation or otherwise. I further agree not to use such documents or Confidential Information for any purpose detrimental to the Company. I will at all times use my best possible reasonable efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation to the matters specified in this Paragraph.

Notwithstanding the above, nothing in this Agreement shall prevent or restrict me from responding truthfully to inquiries as part of an official investigation conducted by a court or a government, administrative or law enforcement agency or in response to a subpoena or as provided for in Paragraph 2(b) above or as otherwise required by law. Additionally, I understand that nothing in this Agreement is intended to prohibit or interfere with my right to participate as a complainant or witness in a governmental agency investigation (including any activities protected under the whistleblower provisions or any applicable law or regulations), during which communications can be made without authorization by or notification to the Company.

12.I have returned, or I agree to return all property belonging to the Company, including without limitation all keys, credit cards, manuals, computers, equipment and software, records, data, plans, customer lists, computer programs and related documentation or other documents or materials of any nature that are in my possession or control that I obtained from the Company or compiled or produced for the Company during my employment and any and all copies thereof, which shall include all confidential and/or proprietary information as described in Paragraph 11 of this Agreement.

13.It is understood and agreed that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Released Parties. Liability for any and all claims is expressly denied by the Released Parties.

14.I agree that all of the provisions of this Agreement are binding upon my heirs, executors, administrators and assigns. I understand that by signing this Agreement I am not giving up any rights I currently have under the CSX Pension Plan or CSXtra.

15.If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given

16.The Company advised me to take this Agreement home, read it, and carefully consider all of its terms before signing it. I acknowledge that I was given a period of twenty-one (21) days to review and consider this Agreement, and that I was encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so. I further acknowledge that at the beginning of this 21-day period, I received a copy of the Plan.

17.I understand that I may revoke this Agreement within seven (7) days (the ''Revocation Period") after I sign it by written notice to:

CSX
Attn: Nordica Solomon Total Rewards-J400 500 Water Street
Jacksonville, Florida 32202

To constitute an effective revocation, the Company must in fact receive the written revocation by the close of business on the last day of the Revocation Period. Upon the expiration of the Revocation Period without receipt of such a statement, this Agreement will become effective and irrevocable. I understand that ifl revoke this Agreement, I will not receive the payments or benefits described in Paragraph 6 of this Agreement. If I do not revoke this Agreement, it will go into effect on the day after the last day of the Revocation Period, which will be the "Effective Date'' of this Agreement.

18.I represent that in signing this Agreement, I do not rely on nor have relied on any representation or statement not specifically set forth in this Agreement by any of the Released Parties with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company.

19.This Agreement will be governed, construed, and interpreted under the laws of the State of Florida and, where applicable, Federal law.

20.To the extent any payments or benefits under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), this Agreement will be interpreted and administered to the maximum extent possible to comply with Section 409A of the Code. For purposes of any payments or benefits under this Agreement subject to Section 409A of the Code:

(a)I will not be considered to have terminated employment with the Company and its affiliates unless I would be considered to have incurred a "separation from service" within the meaning of Section 409A of the Code. Each separate payment to be made or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A of the Code.

(b)If I am a "specified employee'' within the meaning of Section 409A of the Code at the time of my separation from service, to the extent required under Section 409A of the Code to avoid accelerated taxation and tax penalties, any amounts payable during the six (6) month period immediately following my separation from service will instead be paid on the first business day after the date that is six (6) months following my separation from service (or, if earlier, my date of death).

(c)The Company makes no representation that payments described in this Agreement will be exempt from or comply with Section 409A.
I HAVE CAREFULLY READ THIS AGREEMENT. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT I MIGHT HAVE RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY. I ENTER INTO THIS AGREEMENT VOLUNTARILY, WITHOUT COERCION. AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN OR IN THE PLAN. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE TERMINATION OF MY EMPLOYMENT.

Jamie J Boychuk [Redacted]
Employee Name & ID (printed)

/s/ JAMIE J BOYCHUK
Employee Signature

August 23, 2023
Date

CSX

By: /s/ DIANA B SORFLEET

Name: (Printed): Diana B. Sorfleet

Title: EVP, Chief Administrative Officer

Date: August 24, 2023